Exhibit 99.1

Horsehead Update on Mooresboro, NC Facility

PITTSBURGH--(BUSINESS WIRE)--June 1, 2015--Horsehead Holding Corp. (NASDAQ: ZINC) today issued an update on operations at its Mooresboro, North Carolina zinc production facility. The Company reported that the facility produced approximately 4,100 tons of zinc metal in May of 2015, compared to 2,600 tons and 2,800 tons in March and April of 2015, respectively. May’s production was the highest monthly production since January of this year. Although production improved, it continues to primarily be paced by the capacity of our process and stormwater treatment system and by intermittent equipment reliability issues.

Jim Hensler, the Company’s President and CEO, issued the following statement: “As noted previously, with the technical assistance of Hatch Associates, we are identifying the causes of the problems that have adversely affected the ramp-up of production, and are confident that these issues can be addressed. We have seen improvement in several areas, which has resulted in an increase in production. In May, we engaged Veolia, a water treatment specialist, to install an interim facility to process stormwater on the site and the unit is now operational, mitigating substantially the risk of a plant shut down caused by significant rainfall. This is the first step in addressing the bottleneck caused by our treatment system. In June, we will be implementing additional process changes to further mitigate this issue. In July, we expect to complete several upgrades discussed during our last earnings call, including installing a bypass around the first solvent extraction unit to reduce the risk of solids accumulation in the settler, increasing cathode inventory to support the production ramp-up schedule and upgrading some key pumps that have had on-going reliability issues. We remain focused on ramping up to our interim goal of 75% of nameplate capacity, which we hope to achieve during the third quarter.”

The Company further commented on hedging activities, reporting that it has locked in the forward zinc price on more than 50% of expected zinc shipments at $1.01/lb for June, 2015 and $1.07/lb for the last six months of 2015.

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company LLC (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 700 people and has seven facilities throughout the U.S. and Canada. Visit http://www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about operational developments and future operating levels and production rates. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. Our actual results, performance or achievement could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

CONTACT:
Horsehead Holding Corp.
Ali Alavi, Vice President, 724-773-2212